Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Mike Neese	Sara Matheu
(847) 232-5894	(847) 720-2392
Michael.Neese@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports Third Quarter Fiscal Year 2023 Earnings
Delivered Net Sales of $9.1 Billion, Up 2.1%
Increased Gross Profit 6% to $1.5 Billion and Net Income to $95 Million
Grew Adjusted EBITDA 15% to $402 Million and Expanded Adjusted EBITDA Margin by ~50 bps
Reduced Net Leverage to 2.9x, Prepaid $60 Million of Debt and Repurchased $29 Million of Shares
Raises Adjusted EBITDA Guidance for Fiscal Year 2023 to $1.54 Billion - $1.56 Billion

ROSEMONT, Ill. (BUSINESS WIRE) November 9, 2023 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the third quarter fiscal year 2023.

Third Quarter Fiscal 2023 Highlights
•Net sales increased 2.1% to $9.1 billion
•Total case volume increased 4.0%; independent restaurant case volume increased 5.8%
•Gross profit increased 5.6% to $1.5 billion
•Net income available to common shareholders was $95 million
•Adjusted EBITDA increased 14.5% to $402 million
•Diluted EPS decreased 11.6% to $0.38; Adjusted Diluted EPS increased 16.7% to $0.70

Nine Month Fiscal 2023 Highlights
•Net sales increased 4.4% to $26.7 billion
•Total case volume increased 4.0%; independent restaurant case volume increased 6.1%
•Gross profit increased 12.9% to $4.6 billion
•Net income available to common shareholders was $352 million
•Adjusted EBITDA increased 22.0% to $1.2 billion
•Diluted EPS increased 123.4% to $1.43; Adjusted Diluted EPS increased 25.2% to $1.99

“Our strong third quarter and year-to-date earnings are a result of continued growth and market share gains in our target customer types, the operational efficiencies we have achieved over the last few quarters, and the dedication of our 29,000 associates, who relentlessly focus on delivering best-in-class service to our customers and executing our strategic long-range plan initiatives,” said Dave Flitman, CEO. “We drove strong case volume growth in our target customer types again this quarter, with volume increasing nearly 6% for independent restaurants, 8% for healthcare and 6% for hospitality. Building on our differentiated team-based selling model, industry-leading technology suite and strong momentum, our team delivered the tenth consecutive quarter of market share gains with independent restaurants. Importantly, we accelerated our market share gains in the third quarter with independent restaurants despite a slowing macro environment.”

Flitman continued, “Finally, we are excited to announce that we have signed a definitive agreement to acquire Saladino's Foodservice, our second tuck-in acquisition this year and look forward to welcoming the Saladino's team to US Foods, adding improved scale as we continue to enhance our position with new and existing customers in central California. As we move toward 2024, we are laser focused on delivering our strategy to grow market share and margins, while we effectively deploy capital to deliver compounded shareholder value over the long term.”

“The execution of our strategy is driving sustainable operating leverage gains as we delivered strong Adjusted EBITDA growth again this quarter,” added Dirk Locascio, CFO. “Adjusted EBITDA grew 15% and we expanded Adjusted EBITDA margin by 50 basis points. Additionally, we remain disciplined in prudently deploying our strong and growing free cash flow during the quarter, prepaying additional debt, executing opportunistic share repurchases and further reducing net leverage to 2.9x, in-line with our target leverage range. Following strong financial results and continued effective execution of our strategy, we are raising our Adjusted EBITDA guidance for fiscal 2023 to a range of $1.54 billion to $1.56 billion.”

Third Quarter Fiscal 2023 Results
Net sales were $9.1 billion for the quarter, an increase of 2.1% from the prior year, driven by case volume growth, partially offset by food cost deflation of 1.3%. Total case volume increased 4.0% from the prior year driven by a 5.8% increase in independent restaurant case volume, a 7.7% increase in healthcare volume and a 5.8% increase in hospitality volume, offset by a 3.6% decrease in chain volume. Independent restaurant case growth was negatively impacted by 0.8% from slower growth in CHEF’STORE.

Gross profit was $1.5 billion, an increase of 5.6% from the prior year, primarily as a result of an increase in total case volume and cost of goods sold optimization, partially offset by an unfavorable year-over-year LIFO adjustment. Gross profit as a percentage of net sales was 16.9%. Adjusted Gross profit was $1.6 billion, a 7.7% increase from the prior year. Adjusted Gross profit as a percentage of net sales was 17.3% and adjusted Gross profit per case continued at strong levels.

Operating expenses of $1.3 billion increased by $66 million, or 5.3% from the prior year. Operating expenses increased primarily due to increased total case volume and higher seller compensation costs, partially offset by lower distribution cost per case from cost savings initiatives including routing improvements and focused efforts positively impacting labor turnover and productivity as well as lower fuel costs. Operating expenses as a percentage of Net sales were 14.4%. Adjusted Operating expenses for the quarter were $1.2 billion, an increase of $58 million or 5.2% from the prior year due to the aforementioned factors. Adjusted Operating expenses as a percent of net sales were 12.9%.

Net income available to common shareholders was $95 million, a decrease of $5 million compared to the prior year, driven by an increase in operating income that was more than offset by a loss on extinguishment of debt and an increase in interest expense. Adjusted EBITDA was $402 million, an increase of $51 million or 14.5%, compared to the prior year. Adjusted EBITDA margin was 4.4%, an increase of 48 basis points compared to the prior year. Diluted EPS was $0.38; Adjusted Diluted EPS was $0.70.

Nine Month Fiscal 2023 Results
Net sales were $26.7 billion for the first nine months of 2023, an increase of 4.4% from the prior year, driven by case volume growth and food cost inflation of 0.6%. Total case volume increased 4.0% from the prior year driven by a 6.1% increase in independent restaurant volume, a 6.8% increase in healthcare volume and a 9.9% increase in hospitality volume, partially offset by a 2.7% decrease in chain volume. Independent restaurant case growth was negatively impacted by 0.8% from slower growth in CHEF’STORE.

Gross profit was $4.6 billion, an increase of 12.9% from the prior year primarily as a result of an increase in total case volume, cost of goods sold optimization, increased freight income from improved inbound logistics, optimized pricing and a favorable year-over-year LIFO adjustment. Gross profit as a percentage of Net sales was 17.1%. Adjusted Gross profit was $4.6 billion, a 10.0% increase from the prior year. Adjusted Gross profit as a percentage of Net sales was 17.3%.

Operating expenses of $3.8 billion increased $179 million, or 4.9% from the prior year. Operating expenses increased primarily due to increased total case volume and higher seller compensation costs, partially offset by lower distribution cost per case from cost savings initiatives including routing improvements and focused efforts positively impacting labor turnover and productivity as well as lower fuel costs. Operating expenses as a percentage of Net sales were 14.3%. Adjusted Operating expenses for the first nine months of 2023 were $3.4 billion, an increase of $196 million or 6.1% from the prior year due to the aforementioned factors. Adjusted Operating expenses as a percent of Net sales were 12.9%.

Net income available to common shareholders was $352 million, an increase of $207 million compared to the prior year, driven by an increase in operating income that was partially offset by an increase in interest expense and a loss on extinguishment of debt. Adjusted EBITDA was $1.2 billion, an increase of $211 million or 22.0%, compared to the prior year. Adjusted EBITDA margin was 4.4%, an increase of 63 basis points compared to the prior year. Diluted EPS was $1.43; Adjusted Diluted EPS was $1.99.

Cash Flow and Debt
Cash flow provided by operating activities for the first nine months of fiscal 2023 was $935 million, an increase of $322 million from the prior year due to earnings growth and strong working capital management. Cash capital expenditures for the nine months of fiscal 2023 totaled $167 million, a decrease of $34 million from the prior year period, and related to investments in information technology, property and equipment for fleet replacement and maintenance of distribution facilities.

During the third quarter of fiscal 2023, the Company used cash-on-hand to make a $60 million voluntary prepayment on the 2019 Incremental Term Loan Facility. Additionally, the Company repaid all of the then outstanding borrowings under its Secured Senior Notes due 2025, using proceeds from the issuance of Unsecured Senior Notes due 2028 and Unsecured Senior Notes due 2032, along with cash on hand. Furthermore, the Company amended its loan agreement on the 2021 Incremental Term Loan Facility to lower the interest rate margins by 25 basis points.

Net Debt at the end of the third quarter of fiscal 2023 was $4.3 billion. The ratio of Net Debt to Adjusted EBITDA was 2.9x at the end of the third quarter of fiscal 2023, compared to 3.5x at the end of fiscal 2022 and 3.7x at the end of the third quarter of fiscal 2022.

During the third quarter of fiscal 2023, the Company repurchased 0.7 million shares of common stock at an aggregate purchase price of $29 million. The Company has approximately $257 million in remaining funds authorized under its $500 million share repurchase program.

M&A Update
Subsequent to quarter-end, the Company has signed a definitive agreement to acquire Saladino's Foodservice, an independently owned broadline distributor based in central California, with approximately $600 million in annual revenue and more than 4,000 customers.

During the third quarter of fiscal 2023, the Company acquired Renzi Foodservice, a broadline distributor in New York for a purchase price of $142 million. The acquisition, which was funded with cash from operations, will allow the Company to further expand its reach into central upstate New York.

Outlook for Fiscal Year 20231
The Company is updating its previously announced fiscal year 2023 guidance to:
1 The Company is not providing a reconciliation of certain forward-looking non-GAAP financial measures, including Adjusted EBITDA and Adjusted Diluted EPS, because the Company is unable to predict with reasonable certainty the financial impact of certain significant items, including restructuring costs and asset impairment charges, share-based compensation expenses, non-cash impacts of LIFO reserve adjustments, losses on extinguishments of debt, business transformation costs, other gains and losses, business acquisition and integration related costs and diluted earnings per share. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance periods. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.

•Adjusted EBITDA of $1.54-$1.56 billion, compared to previous guidance of $1.51-$1.54 billion
•Adjusted Diluted EPS of $2.60-$2.70, compared to previous guidance of $2.55-$2.65
•Interest expense of $320-$325 million
•Total capital expenditures of $410-$430 million, consisting of $290-$310 million of cash capital expenditures and ~$120 million of fleet capital leases
•Net Debt to Adjusted EBITDA leverage below 3.0x by end of fiscal year 2023

Conference Call and Webcast Information
US Foods will host a live webcast to discuss third quarter fiscal 2023 results on Thursday, November 9, 2023, at 8 a.m. CST. The call can also be accessed live over the phone by dialing (877) 344-2001; the conference passcode is 2528845. The presentation slides reviewed during the webcast will be available shortly before the webcast begins. The webcast, slides and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.
About US Foods
With a promise to help its customers Make It, US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With 70 broadline locations and more than 85 cash and carry stores, US Foods and its 29,000 associates provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature, including those under the heading “Outlook for Fiscal Year 2023,” are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions (although not all forward-looking statements may contain such words) and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: economic factors affecting consumer confidence and discretionary spending and reducing the consumption of food prepared away from home; cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers and interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; achievement of expected benefits from cost savings initiatives; increases in fuel costs; changes in consumer eating habits; cost and pricing structures; the impact of climate change or related legal, regulatory or market measures; impairment charges for goodwill, indefinite-lived intangible assets or other long-lived assets; the impact of governmental regulations; product recalls and product liability claims; our reputation in the industry; labor relations and increased labor costs and continued access to qualified and diverse labor; indebtedness and restrictions under agreements governing our indebtedness; interest rate increases; the replacement of LIBOR with an alternative reference rate; disruption of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; risks associated with intellectual property, including potential infringement; effective consummation of pending acquisitions and effective integration of acquired businesses; potential costs associated with shareholder activism; changes in tax laws and regulations and resolution of tax disputes; certain provisions in our governing documents; health and safety risks to our associates and related losses; adverse judgments or settlements resulting from litigation; extreme weather conditions, natural disasters and other catastrophic events; and management of retirement benefits and pension obligations.

For a detailed discussion of these risks, uncertainties and other factors that could cause our actual results to differ materially from those anticipated or expressed in any forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Securities and Exchange Commission (“SEC”). Additional risks and uncertainties are discussed from time to time in current, quarterly and annual reports filed by the Company with the SEC, which are available on the SEC’s website at

www.sec.gov. Additionally, we operate in a highly competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible to predict all risks nor identify all uncertainties. The forward-looking statements contained in this press release speak only as of the date of this press release and are based on information and estimates available to us at this time. We undertake no obligation to update or revise any forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve adjustments. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance.

We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income (loss), plus Interest expense-net, Income tax provision (benefit), and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring costs and asset impairment charges; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) loss on extinguishment of debt; (5) Business transformation costs; and (6) other gains, losses or costs as specified in the agreements governing our indebtedness. Adjusted EBITDA margin is Adjusted EBITDA divided by total net sales.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income (loss) excluding such items as restructuring costs and asset impairment charges, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, amortization expense, loss on extinguishment of debt, Business transformation costs and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.
We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.
Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	September 30, 2023	December 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$346	$211
Accounts receivable, less allowances of $19 and $30	1,926	1,705
Vendor receivables, less allowances of $7 and $8	206	143
Inventories—net	1,582	1,616
Prepaid expenses	138	124
Assets held for sale	—	2
Other current assets	11	19
Total current assets	4,209	3,820
Property and equipment—net	2,187	2,171
Goodwill	5,685	5,625
Other intangibles—net	808	785
Other assets	382	372
Total assets	$13,272	$12,773

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft liability	$214	$175
Accounts payable	2,249	1,855
Accrued expenses and other current liabilities	677	650
Current portion of long-term debt	112	116
Total current liabilities	3,252	2,796
Long-term debt	4,574	4,738
Deferred tax liabilities	304	298
Other long-term liabilities	450	446
Total liabilities	8,580	8,278
Mezzanine equity:
Series A convertible preferred stock	—	534
Shareholders’ equity:
Common stock	3	2
Additional paid-in capital	3,642	3,036
Retained earnings	1,362	1,010
Accumulated other comprehensive loss	(70)	(73)
Treasury Stock	(245)	(14)
Total shareholders’ equity	4,692	3,961
Total liabilities, mezzanine equity and shareholders’ equity	$13,272	$12,773

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
($ in millions, except share and per share data)	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net sales	$9,106	$8,917	$26,661	$25,542
Cost of goods sold	7,564	7,457	22,103	21,504
Gross profit	1,542	1,460	4,558	4,038
Operating expenses:
Distribution, selling and administrative costs	1,312	1,246	3,819	3,640
Total operating expenses	1,312	1,246	3,819	3,640
Operating income	230	214	739	398
Other income—net	(1)	(5)	(4)	(16)
Interest expense—net	81	65	244	180
Loss on extinguishment of debt	21	—	21	—
Income before income taxes	129	154	478	234
Income tax provision	34	45	119	62
Net income	$95	$109	$359	$172

Other comprehensive income—net of tax:
Changes in retirement benefit obligations	$1	$—	$1	—
Unrecognized gain on interest rate caps	—	—	1	—
Comprehensive income	$96	$109	$361	$172

Net income	$95	$109	$359	$172
Series A convertible preferred stock dividends	—	(9)	(7)	(27)
Net income available to common shareholders	$95	$100	$352	$145

Net income per share
Basic	$0.38	$0.44	$1.49	$0.65
Diluted	$0.38	$0.43	$1.43	$0.64

Weighted-average common shares outstanding
Basic	246,796,649	224,584,298	237,117,546	223,840,992
Diluted	248,954,716	251,174,198	250,577,973	226,300,639

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	39 Weeks Ended
($ in millions)	September 30, 2023	October 1, 2022
Cash flows from operating activities:
Net income	$359	$172
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	290	273
Gain on disposal of property and equipment—net	(5)	(2)
Loss on extinguishment of debt	21	—
Amortization of deferred financing costs	14	10
Deferred tax provision	5	(1)
Share-based compensation expense	43	34
Provision for doubtful accounts	20	3
Changes in operating assets and liabilities:
Increase in receivables	(291)	(435)
Decrease (increase) in inventories—net	45	(74)
(Increase) decrease in prepaid expenses and other assets	(14)	2
Increase in accounts payable and cash overdraft liability	434	574
(Decrease) increase in accrued expenses and other liabilities	14	57
Net cash provided by operating activities	935	613
Cash flows from investing activities:
Proceeds from sales of property and equipment	8	4
Purchases of property and equipment	(167)	(201)
Acquisition of broadline operations	(142)	—
Net cash used in investing activities	(301)	(197)
Cash flows from financing activities:
Principal payments on debt and financing leases	(535)	(1,215)
Paydown of Senior Note Debt	(1,000)	—
Issuance of Senior Note Debt	1,000	—
Repricing of Term Loan Debt	(43)	—
Issuance of new Term Loan Debt	43	—
Proceeds from debt borrowings	255	1,031
Dividends paid on Series A convertible preferred stock	(7)	(27)
Repurchase of common stock	(229)	—
Debt financing costs and fees	(10)	—
Proceeds from employee stock purchase plan	19	17
Proceeds from exercise of stock options	23	12
Purchase of interest rate caps	(3)	—
Tax withholding payments for net share-settled equity awards	(12)	(16)
Net cash used in financing activities	(499)	(198)
Net increase in cash, and cash equivalents and restricted cash	135	218
Cash, cash equivalents and restricted cash—beginning of period	211	148
Cash, cash equivalents and restricted cash—end of period	$346	$366
Supplemental disclosures of cash flow information:
Conversion of Series A Convertible Preferred Stock	$534	$—
Interest paid—net of amounts capitalized	239	162
Income taxes paid—net	126	45
Property and equipment purchases included in accounts payable	25	25
Leased assets obtained in exchange for financing lease liabilities	108	98
Leased assets obtained in exchange for operating lease liabilities	27	35
Cashless exercise of stock options	1	1

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	13 Weeks Ended
($ in millions, except share and per share data)	September 30, 2023	October 1, 2022	Change	%
Net income available to common shareholders	$95	$100	$(5)	(5.0)%
Series A Preferred Stock Dividends	—	(9)	9	(100.0)%
Net income (GAAP)	95	109	(14)	(12.8)%
Interest expense—net	81	65	16	24.6%
Income tax provision (benefit)	34	45	(11)	(24.4)%
Depreciation expense	85	81	4	4.9%
Amortization expense	12	11	1	9.1%
EBITDA (Non-GAAP)	307	311	(4)	(1.3)%
Adjustments:
Restructuring costs and asset impairment charges (1)	2	—	2	—%
Share-based compensation expense (2)	15	13	2	15.4%
LIFO reserve adjustment (3)	37	6	31	NM
Loss on extinguishment of debt (4)	21	—	21	—%
Business transformation costs (5)	9	12	(3)	(25.0)%
Business acquisition and integration related costs and other (6)	11	9	2	22.2%
Adjusted EBITDA (Non-GAAP)	402	351	51	14.5%
Depreciation expense	(85)	(81)	(4)	4.9%
Interest expense—net	(81)	(65)	(16)	24.6%
Income tax provision, as adjusted (7)	(62)	(54)	(8)	14.8%
Adjusted Net Income (Non-GAAP)	$174	$151	$23	15.2%

Diluted EPS (GAAP)	$0.38	$0.43	$(0.05)	(11.6)%
Restructuring costs and asset impairment charges (1)	0.01	—	0.01	—%
Share-based compensation expense (2)	0.06	0.05	0.01	20.0%
LIFO reserve adjustment (3)	0.15	0.02	0.13	NM
Loss on extinguishment of debt (4)	0.08	—	0.08	—%
Business transformation costs (5)	0.04	0.05	(0.01)	(20.0)%
Business acquisition and integration related costs and other (6)	0.04	0.04	—	—%
Income tax provision, as adjusted (7)	(0.06)	0.01	(0.07)	NM
Adjusted Diluted EPS (Non-GAAP) (8)	$0.70	$0.60	$0.10	16.7%

Weighted-average diluted shares outstanding (Non-GAAP) (9)	248,954,716	251,174,198

Gross profit (GAAP)	$1,542	$1,460	$82	5.6%
LIFO reserve adjustment (3)	37	6	31	NM
Adjusted Gross profit (Non-GAAP)	$1,579	$1,466	$113	7.7%

Operating expenses (GAAP)	$1,312	$1,246	$66	5.3%
Depreciation expense	(85)	(81)	(4)	4.9%
Amortization expense	(12)	(11)	(1)	9.1%
Restructuring costs and asset impairment charges (1)	(2)	—	(2)	—%
Share-based compensation expense (2)	(15)	(13)	(2)	15.4%
Business transformation costs (5)	(9)	(12)	3	(25.0)%
Business acquisition and integration related costs and other (6)	(11)	(9)	(2)	22.2%
Adjusted Operating expenses (Non-GAAP)	$1,178	$1,120	$58	5.2%

NM - Not Meaningful
(1)Consists primarily of severance and related costs, organization realignment costs and asset impairment charges.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the impact of LIFO reserve adjustments.
(4)Includes early redemption premium and the write-off of certain pre-existing debt issuance costs.
(5)Transformational costs represent non-recurring expenses prior to formal launch of strategic projects with anticipated long-term benefits to the Company. These costs generally relate to third party consulting and non-capitalizable construction or technology. For the 13 weeks ended September 30, 2023, business transformation costs related to projects associated with information technology infrastructure initiatives. For the 13 weeks ended October 1, 2022, business transformation costs consist of new facility openings, supply chain strategy improvements, and information technology infrastructure initiatives.
(6)Includes: (i) aggregate acquisition and integration related costs of $10 million and $6 million for the 13 weeks ended September 30, 2023 and October 1, 2022, respectively; and (ii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(7)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(8)Adjusted Diluted EPS is calculated as Adjusted net income divided by weighted average diluted shares outstanding (Non-GAAP).
(9)For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	39 Weeks Ended
($ in millions, except share and per share data)	September 30, 2023	October 1, 2022	Change	%
Net income available to common shareholders	$352	$145	$207	142.8%
Series A convertible preferred stock dividends	(7)	(27)	20	(74.1)%
Net income (GAAP)	359	172	187	108.7%
Interest expense—net	244	180	64	35.6%
Income tax provision (benefit)	119	62	57	91.9%
Depreciation expense	256	240	16	6.7%
Amortization expense	34	33	1	3.0%
EBITDA (Non-GAAP)	1012	687	325	47.3%
Adjustments:
Restructuring costs and asset impairment costs (1)	2	—	2	—%
Share-based compensation expense (2)	43	34	9	26.5%
LIFO reserve adjustment(3)	42	143	(101)	(70.6)%
Loss on extinguishment of debt (4)	21	—	21	—%
Business transformation costs (5)	16	41	(25)	(61.0)%
Business acquisition and integration related costs and other (6)	35	53	(18)	(34.0)%
COVID-19 other related expenses (7)	—	2	(2)	(100.0)%
Adjusted EBITDA (Non-GAAP)	1171	960	211	22.0%
Depreciation expense	(256)	(240)	(16)	6.7%
Interest expense—net	(244)	(180)	(64)	35.6%
Income tax provision, as adjusted (8)	(173)	(140)	(33)	23.6%
Adjusted net income (Non-GAAP)	$498	$400	$98	24.5%

Diluted EPS (GAAP)	$1.43	$0.64	$0.79	123.4%
Restructuring costs and asset impairment costs (1)	0.01	—	0.01	—%
Share-based compensation expense (2)	0.17	0.14	0.03	21.4%
LIFO reserve adjustment (3)	0.17	0.57	(0.40)	(70.2)%
Loss on extinguishment of debt (4)	0.08	—	0.08	—%
Business transformation costs (5)	0.06	0.16	(0.10)	(62.5)%
Business acquisition and integration related costs and other (6)	0.14	0.21	(0.07)	(33.3)%
COVID-19 other related expenses (7)	—	0.01	(0.01)	(100.0)%
Income tax impact of adjustments (8)	(0.07)	(0.14)	0.07	(50.0)%
Adjusted Diluted EPS (Non-GAAP) (9)	$1.99	$1.59	$0.40	25.2%

Weighted-average diluted shares outstanding (Non-GAAP) (10)	250,577,973	251,057,880

Gross profit (GAAP)	$4,558	$4,038	$520	12.9%
LIFO reserve adjustment (3)	42	143	(101)	(70.6)%
Adjusted Gross profit (Non-GAAP)	$4,600	$4,181	$419	10.0%

Operating expenses (GAAP)	$3,819	$3,640	$179	4.9%
Depreciation expense	(256)	(240)	(16)	6.7%
Amortization expense	(34)	(33)	(1)	3.0%
Restructuring costs and asset impairment costs (1)	(2)	—	(2)	—%
Share-based compensation expense (2)	(43)	(34)	(9)	26.5%
Business transformation costs (5)	(16)	(41)	25	(61.0)%
Business acquisition and integration related costs and other (6)	(35)	(53)	18	(34.0)%
COVID-19 other related expenses (7)	—	(2)	2	(100.0)%
Adjusted Operating expenses (Non-GAAP)	$3,433	$3,237	$196	6.1%

(1)Consists primarily of severance and related costs, organizational realignment costs and other asset impairment charges.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the impact of LIFO reserve adjustments.
(4)Includes early redemption premium and the write-off of certain pre-existing debt issuance costs.

(5)Transformational costs represent non-recurring expenses prior to formal launch of strategic projects with anticipated long-term benefits to the Company. These costs generally relate to third party consulting and non-capitalizable construction or technology. For the 39 weeks ended September 30, 2023, business transformation costs related to projects associated with information technology infrastructure initiatives. For the 39 weeks ended October 1, 2022, business transformation costs consist of new facility openings, supply chain strategy improvements, and information technology infrastructure initiatives.
(6)Includes: (i) aggregate acquisition and integration related costs of $31 million and $18 million for the 39 weeks ended September 30, 2023 and October 1, 2022, respectively; (ii) CEO sign on bonus of $3 million for the 39 weeks ended September 30, 2023 (iii) contested proxy and related legal and consulting costs of $21 million for the 39 weeks ended October 1, 2022 and (iv) CEO severance for $5 million for the 39 weeks ended October 1, 2022 and (v) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(7)Includes COVID-19 related costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(8)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(9)Adjusted Diluted EPS is calculated as Adjusted net income divided by weighted average diluted shares outstanding (Non-GAAP).
(10)For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	September 30, 2023	December 31, 2022	October 1, 2022
Total Debt (GAAP)	$4,686	$4,854	$4,937
Cash, cash equivalents and restricted cash	(346)	(211)	(366)
Net Debt (Non-GAAP)	$4,340	$4,643	$4,571
Adjusted EBITDA (1)	$1,521	$1,310	$1,222
Net Leverage Ratio (2)	2.9	3.5	3.7

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA